Exhibit 3.1

CERTIFICATE OF MERGER

FOR THE MERGER OF

CLS SUB MERGER 2 CORP.
WITH AND INTO
OTR ACQUISITION CORP.

May 19, 2022

__________________________________

Pursuant to Title 8, Section 251(c) of the
General Corporation Law of the State of Delaware (“DGCL”)

__________________________________

OTR Acquisition Corp., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger of CLS Sub Merger 2 Corp., a Delaware corporation (the “Merging Corporation”), with and into the Company (the “Merger”):

FIRST: The Company is incorporated in the State of Delaware pursuant to the DGCL. The Merging Corporation is incorporated in the State of Delaware pursuant to the DGCL. The Company and the Merging Corporation are the constituent corporations in the Merger.

SECOND: A Business Combination Agreement, dated January 31, 2022, by and among OTR Acquisition Corp., a Delaware corporation, Comera Life Sciences Holdings, Inc., a Delaware corporation, CLS Sub Merger 1 Corp., a Delaware corporation, the Merging Corporation, and the Company, setting forth the terms and conditions of the Merger (the “Business Combination Agreement”), has been approved, adopted, executed and acknowledged by each of the Company and Merging Corporation in accordance with the provisions of Title 8 Section 251(c) of the DGCL.

THIRD: The surviving corporation of the Merger shall be the Company (the “Surviving Corporation”), whose name shall remain OTR Acquisition Corp. after the Merger.

FOURTH: Upon the effectiveness of this Certificate of Merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the Merger, shall be amended and restated in its entirety as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: An executed copy of the Business Combination Agreement is on file at 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801, the principal place of business of the Surviving Corporation.

SIXTH: A copy of the executed Business Combination Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of either of the constituent corporations.

SEVENTH: The Merger shall become effective at 1:03 PM, Eastern Time, on May 19, 2022.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer, on the date first written above.

OTR ACQUISITION CORP.

By:	/s/ Nicholas J. Singer
Name: Nicholas J. Singer
Title: Chief Executive Officer

[Signature Page to Certificate of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation of OTR ACQUISITION CORP.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OTR ACQUISITION CORP.

FIRST: The name of the corporation is OTR Acquisition Corp. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 3411 Silverside Road Tatnall Building, Suite #104, in the City of Wilmington, County of New Castle, Delaware 19810. The name of its Registered Agent at such address is Corporate Creations Network Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.0001 per share.

FIFTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal bylaws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

SIXTH: The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, resolution of stockholders, resolution of directors, agreement or otherwise, as permitted by said Section, as to actions of such person in any capacity in which he or she served at the request of the Corporation.